Exhibit 13.12

Energy Hunter Resources Receives New Commitment Of $3.0 Million

DALLAS, TX, April 6, 2017 — Energy Hunter Resources, Inc., an exploration and production company with a balanced portfolio of oil and natural gas properties located in the Permian Basin and Eagle Ford Shale regions and headquartered in Dallas, Texas, announced today the Closing of new funding in the amount of $3.0 Million from certain insider(s). Total private capital raised since the formation of Energy Hunter last year is approximately $7.0 Million, all of which has been raised from a combination of insiders and certain private individual investors (friends and family).

This new capital commitment will allow the Company to spud its first Eagle Ford Shale horizontal well, the Gap Band #2, located in Karnes County, Texas, the most prolific oil and gas producing County in the State of Texas, sometime later this month. The drilling pad has been constructed and is complete. Patterson UTI Drilling Rig #234 has been contracted and is in the process of setting up on location.

Gary C. Evans, Chairman and Chief Executive Officer of Energy Hunter Resources, said, “Management has chosen not to accept typical private equity funding at this time in an effort to maintain complete control and oversight of its operations. However, we continue to negotiate on a large number of strategic property acquisitions, predominantly located in the Permian Basin, which will eventually necessitate a significant capital raise either in the private or public markets.”

About Energy Hunter Resources, Inc.

Energy Hunter Resources, Inc. is an independent oil company headquartered in Dallas, Texas with a mission to own and operate properties within some of the most prolific resource plays in the United States. Focusing on the Eagle Ford Shale and Permian Basin regions, our aim is to create substantial shareholder value through a balanced program of acquisitions and low-risk development and exploitation opportunities utilizing horizontal drilling and fracture stimulation technology.

Forward-Looking Statements

Energy Hunter Resources, Inc. can give no assurance that such expectations will prove to be correct. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Factors that could cause the company’s actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: The success of the company’s exploration and development efforts; the price of oil, gas and other produced gasses and liquids; the worldwide economic situation; changes in interest rates or inflation; the ability of the company to transport gas, oil and other products; the ability of the company to raise additional capital, as it may be affected by current conditions in the stock market and competition in the oil and gas industry for risk capital; the company’s capital costs, which may be affected by delays or cost overruns; cost of production; environmental and other regulations, as the same presently exist or may later be amended and the company’s ability to identify, finance and integrate any future acquisitions. You are urged to carefully review and consider the cautionary statements and other disclosures.  Forward-looking statements speak only as of the date of the document in which they are contained, and Energy Hunter does not undertake any duty to update any forward-looking statements except as may be required by law.

Legal Disclaimer

Energy Hunter Resources, Inc. has filed an offering statement on Form 1-A relating to its securities with the Securities and Exchange Commission but it has not yet become qualified. You may obtain a copy of the most recent version of the offering statement containing the preliminary offering circular with the following link: https://www.sec.gov/cgi-bin/browse-edgar?company=Energy+Hunter+Resources&owner=exclude&action=getcompany. This presentation shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No money or other consideration is being solicited at this time with respect to such an offering, and if sent in response to these materials for such an offering, it will not be accepted. No securities may be sold, and no offer to buy securities can be accepted and no part of the purchase price can be received for an offering under Regulation A, until an offering statement is qualified by the U.S. Securities and Exchange Commission, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. An indication of interest made by a prospective investor in a Regulation A offering is non-binding and involves no obligation or commitment of any kind